Exhibit 99.1

HashiCorp Announces Closing of Initial Public Offering

SAN FRANCISCO, December 13, 2021 – HashiCorp® (NASDAQ: HCP), a leader in multi-cloud infrastructure automation software, today announced the closing of its initial public offering of 15,300,000 shares of Class A common stock at a public offering price of $80.00 per share. The gross proceeds from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by HashiCorp, were approximately $1.22 billion. HashiCorp’s Class A common stock began trading on The Nasdaq Global Select Market on December 9, 2021, under the ticker symbol “HCP.” All of the shares of Class A common stock were offered by HashiCorp.

Morgan Stanley, Goldman Sachs & Co. LLC, and J.P. Morgan are acting as lead book-running managers for the proposed offering. BofA Securities and Citigroup are acting as joint book-running managers for the proposed offering. Cowen, JMP Securities, KeyBanc Capital Markets, Wolfe | Nomura Alliance, Oppenheimer & Co., Stifel, William Blair, Blaylock Van, LLC, and R. Seelaus & Co., LLC are acting as co-managers for the proposed offering.

Registration statements relating to the shares being sold in this offering were declared effective by the Securities and Exchange Commission on December 8, 2021. The offering was made only by means of a prospectus, copies of which may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, or by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by email at prospectus-eq_fi@jpmorgan.com or by telephone at (866) 803-9204. Copies of the final prospectus related to the offering are available at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

All product and company names are trademarks or registered trademarks of their respective holders.

Investor Contact

Alex Kurtz

Vice President, Investor Relations

ir@hashicorp.com

(415) 301-3250

Media & Analyst Contact

Kate Lehman

Director, Corporate Communications

media@hashicorp.com

(510) 603-7342